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                     May 1, 2023

       Samuel Lui
       Chief Financial Officer
       Genesis Unicorn Capital Corp.
       281 Witherspoon Street , Suite 120
       Princeton, New Jersey 08540

                                                        Re: Genesis Unicorn
Capital Corp.
                                                            Form 10-K for the
Fiscal Year Ended December 31, 2022
                                                            Filed March 10,
2023
                                                            File No. 001-41287

       Dear Samuel Lui:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                     Sincerely,


                     Division of Corporation Finance

                     Office of Energy & Transportation